STAAR Surgical Company
Conference Call
August 2, 2011, 4:30 p.m. Eastern Time

Operator:
Ladies and gentlemen, thank you for standing by.  Welcome to the STAAR Surgical Second Quarter Earnings Conference Call.  During today's presentation, all participants will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one on your touch tone phone.  If you need to withdraw your question, press the star, followed by the two, and if you're using speaker equipment today, you'll need to lift your handset before making your selection.   Today's conference is being recorded August 2nd, 2011.

I would now like to turn the conference over to Doug Sherk of the EVC Group. Please go ahead.

Doug Sherk:
Thank you, Operator, and good afternoon, everyone.  Thank you for joining us today for the STAAR Surgical conference call to review the company's financial results for the second quarter of 2011, which ended on July 1st, 2011.  The news release announcing the second quarter results crossed the wire about a half an hour ago, and is available at STAAR's website at www.staar.com.

Additionally, we have arranged for a taped replay of this call, which may be accessed by phone.  A replay will become available approximately one hour after the call's conclusion, and will remain available for seven days.  In addition, today's call is being broadcast live, and along with an archived replay will be available at the STAAR website.

Before we get started, during the course of this conference call the company will make forward-looking statements.  We caution you that any statement that is not a statement of historical fact is a forward-looking statement.  This includes any projections of earnings, revenues, cash or other financial statements, any statements about plans, strategies or objectives of management for future operations, future cost and benefits of manufacturing consolidation or tax strategies, any statements concerning proposed new products, governmental approval of new products or other future actions of the FDA or other regulators, any statements regarding expectations for the success of our products in the US and the international markets, the outcome of proposed research and development of any clinical study, any statements regarding future economic conditions or performance, statements of belief, and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  Also any results discussed today that are provided for the third quarter are preliminary, subject to change and not necessarily indicative of final performance for the quarter.

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These risks are described in the Safe Harbor Statement in today's press release, and in the Risk Factor section of our Annual Report on Form 10-K.  Investors or potential investors should read these risks.  STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

With that, now I'd like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:
Thank you, Doug, and good afternoon, everyone.  Thank you for joining us for our review of the second quarter 2011 results.  Deborah Andrews, our CFO, is with me on the call today, and after my opening comments, she'll discuss in more detail the operational and financial results.

First, I'd like to thank the STAAR employees who were given some stretched objectives to achieve for both the first half and the second quarter.  Your efforts have resulted in a terrific quarter and first half, which should propel us to an even stronger growth in the second half.

Our results for the second quarter may help to explain my comment during our first quarter call when I said, 'I don't know when I felt so good about only achieving 50% of our objectives.'  That statement was made because of the revenue trends we saw developing in the business during the month of April.  Those trends continued through May and June, and now they continue through the month of July.  During the second quarter we again demonstrated effective execution of our strategy which is to stay focused on the growth of our core Visian ICL and Premium IOL product lines.  The success of our efforts was reflected across the board in our second quarter results, including a 19% increase in revenue, a gross margin of nearly 67%, net income of nearly 900,000 and cash generation of 2.4 million from operations.  Since these are all independently big improvements, let me repeat those numbers again: 19% increase in revenue, gross margins of 67%, net income of 900,000, cash from operations at 2.4 million.  Given the continued global economic environment, which has adversely affected other surgical ophthalmic companies, these numbers reflect exceptional growth, in my mind.  Due to our increasing momentum, exceptional execution and the confidence we have in our new product launches planned for the second half, we've increased our outlook regarding our revenue growth for the remainder of the year.  As a result, we're increasing or raising three of our four key operating metrics for 2010.

Deborah Andrews:	'11.

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Barry Caldwell:	2011, sorry. Let's review those metrics, which were established at the beginning of the year.

The first metric was to achieve overall double-digit revenue growth.  We achieved this during the quarter, of course, with a 19% increase in revenue, and we're also confident those trends will continue.  You will recall at the end of the first quarter we had experienced an 8% growth, at the end of four months it was 10%, and now for the first half it stands at 14%.  This demonstrates steady and continuous improving growth rates, and not just one outstanding quarter.

The second metric, which we achieved, was to increase Visian ICL sales by 25%.  Revenue growth was driven by a 41% increase in the sales of Visian ICLs.  For the first half of 2011, our Visian ICL revenue is now up 30%.  The first half performance, combined with our outlook for the year and the anticipated launch of the V4c in Europe, is enabling us to increase this metric from 25% growth to 30% growth into Visian ICL revenues for the full year.  The 'c' in the V4c I just mentioned stands for the CentraFLOW Technology.  CentraFLOW Technology utilizes the KS-AquaPORT to restore the natural flow of aqueous within the eye.  This eliminates a step that is required -- that requires an additional procedure today and typically an additional visit to the surgeon's office.  Deborah will give an update on our pre-launch for the V4c in her discussion.  I will add though, that during my travels in the past few months around the world, I've seen a lot of excitement from surgeons about this new technology enhancement.  One of our biggest challenges during the second quarter will be to meet the expanding supply needs from the increasing sales of ICLs.

The third metric is continuous expansion of our gross margins so that our gross margin for the year is 66%.  We achieved this metric, as gross margins for the quarter was 66.8%.  That's the highest level since the second quarter of 1998.  Originally we established a metric of 66% overall gross margin for the year, and today we're increasing that target to 66.5% for the year.

Finally, our last metric was to achieve profitability in three of the four quarters. Having also achieved this metric for the quarter, and two profitable quarters behind us, we now believe we'll be profitable in all four quarters of 2011.  Furthermore, we expect to generate increased profits on a sequential quarter basis throughout the year.

Now, I'd like to turn the call over to Deborah for a more in-depth review of the second quarter results, and then I will return with some comments on a couple of key corporate initiatives before we take questions.  Deborah?

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Deborah Andrews:
Thanks, Barry.  Good afternoon, everyone.  I'll focus my comments today on the key financial highlights of the quarter, revenue, gross profit margins, operating expenses and cash.  Let me first repeat what Barry said: revenue grew 19% from the prior year's quarter to 16.3 million.  The revenue trends during the second quarter have continued during the month of July.  Our strong top line growth was driven by sales of our ICL and Premium IOL products, which also have helped drive our gross margin expansion.  Visian ICL sales established a new quarterly record of 8.3 million, 20% above the old record established in the first quarter of 6.9 million.  Sales of the Visian ICL represented over 51% of total sales in the quarter.

In our top 10 targeted refractive markets, Visian ICL sales grew 48%, with six of the ten markets increasing more than 48%.  In the markets where the V4b ICL is available, we experienced a growth of 7% just from sales of the new segments opened by the expanded treatment range.  The V4b is now approved in 29 markets, and we have totally converted 11 of those markets to the new product.  As the V4c, with CentraFLOW Technology, becomes available in these markets, we plan to move directly to this new technology.

The CE Mark approval in April for the V4c design of our Visian ICL was strategically very important for STAAR.  We're on track with our pre-launch marketing plan to introduce the V4c at eight sites in Europe, Saudi Arabia, and Argentina, with the goal of implanting the new technology in 100 eyes.  Surgeon reaction to the new CentraFLOW Technology has been very positive.  These enhancements allow a step to be eliminated in the current procedure and we believe this will drive additional usage by current surgeons and drive other surgeons to adopt the technology in their practice.  The Visian V4c will be an additional growth driver in the second half of this year and into 2012.  The full launch is anticipated to begin in September at ESCRS in the countries that accept the CE Mark.  Data gathered from pre-launch activities will be presented at that meeting.

We also received approval in Brazil for the V4 ICL design, which we'll be rolling out in the third quarter.  The refractive market in Brazil is estimated by Market Scope to be about 92,000 annual procedures.  We are in the process of hiring a new director of sales for Latin American markets, which includes Brazil, Argentina, Chile and Mexico.  This is one of our top 10 targeted markets.

IOL sales increased by 1% to 7.1 million, which was driven by the favorable FX exchange on preloaded IOL sales in Japan.  The decline in sales of lower margin IOLs was partially offset by a 38% increase in Toric IOL sales, and a 3% increase in global NanoFLEX sales and a 4% increase in the US.  During the quarter we also received CE Mark approval for the NanoFLEX IOL in Europe, and the KS-SP Preloaded Single Piece Hydrophobic Acrylic IOL in Japan.  In the coming months, we should see the impact of these products in our overall IOL growth trends as well.

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Gross margin for the quarter increased to 66.8% from 63.6% in the prior second year's -- prior year's second quarter, which was at the highest level since the second quarter of 1998 – a 13 year period.  The margin expansion was due to the improved mix of ICL sales in the percentage of total sales.

Our operating expenses increased 2% over the year ago period; though remember that the expenses in the prior year period included a $700,000 severance charge.  The increase during the quarter was largely due to growth in G&A expenses, which included incremental spending of over 600,000 for bonus accruals based on our improved performance and the cost associated with the initiative to positively impact future manufacturing and tax strategies, to which Barry will speak.

Finally, we reported a net income of 862,000 or $0.02 per share compared with a net loss in the second quarter last year of 1.6 million or $0.05 a share.  Barry likes to point out the operating leverage that we have in our P&L from the ongoing investments the company has made.  For the quarter revenues increased by 2.6 million, while the net income line improved by 2.5 million - not bad.  We generated 2.4 million in cash from operations and ended the second quarter with 13.1 million in cash, cash equivalents and restricted cash.  Briefly, for the six month period, revenue grew 14% in 2011 to 31.1 million.  The gross margin was 65.8% compared with 63.9% a year ago, and operating expenses increased 5%, reflecting the incremental bonus accruals and initiatives for strategies to improve future profitability.  Income from continuing operations was 1.2 million, an improvement of 3.4 million, driven by the 3.7 of increased revenues.  Again, not bad.

That concludes my comments. Now I'll turn the call back over to Barry.

Barry Caldwell:	Thank you, Deborah.

If you followed our progress the last few years, you would be well aware that we're working on several fronts to further increase our short term revenue growth.  These would include increasing direct marketing efforts in key geographies, experimenting with several direct-to-consumer activities globally, launching four new products, and just the second half of this year, gaining additional regulatory approvals and seeking to maximize a pipeline of new technology.  We've also at the same time been looking beyond 2011.  STAAR management has spent this past year evaluating initiatives that will fundamentally improve our gross margins and maximize our earnings potential while keeping all avenues open for enhanced revenue growth both through internal and external technology development and acquisition.

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To that end, we've been focused on two key initiatives which we believe will substantially improve our bottom line in the future.  The first is regarding our manufacturing strategies, and is predominantly focused on reducing our cost of goods.  While the second initiative is focused on our global tax strategies.  We are in the process of finalizing some specific details on both of these initiatives, which we expect to complete and announce during the third quarter.

Our manufacturing strategic planning actually began in 2009, with the centers of excellence project, where we proved that we could successfully transfer the manufacturing of products from one site to another.  As a part of that project, we've transferred all silicone IOL productions in Monrovia, and key injector and cartridge technology to STAAR Japan.  This gave us the understanding and the confidence that we could effectively navigate the issues associated with transferring or consolidating production in a heavily regulated industry.  Currently STAAR Surgical has four manufacturing facilities - two in California, one in Switzerland and one in Japan.  It is our current expectation, by the end of 2013, we will have gradually, though quite methodically, consolidated our manufacturing into one site; thus allowing for a significant savings through our cost of goods.

Very much linked with the manufacturing strategy is the second initiative, which is focused on our global tax structure.  This will push us to build an organization that maximizes the tax benefits available to us by manufacturing in a particular location.  The estimated total cost to implement both the manufacturing and the tax strategy initiatives is expected to be approximately $6 million over a three year period.  We have already spent approximately 500,000 of that during the first half of 2011, primarily for consulting fees.  We anticipate spending another 300,000 during the remainder of this year.  In 2012, we expect additional costs for this initiative to be about 2 million, and that number going to 3 million in 2013.  Additionally, we anticipate approximately 1 million in capital expenditures during this period.  We will see some P&L improvements during this time frame, which will help to offset these investments.  Once the manufacturing consolidation is fully implemented, we believe we can expand our gross margins to the mid 70% range.  The consolidation, including the impact from our tax strategies, will result in anticipated savings of approximately $100 million for the aggregate period of 2014 to 2021, with additional savings beyond the year 2021.  We're excited about these initiatives, and believe that their successful completion will position STAAR well for a significantly enhanced profitability in the future.

Additionally, we want to be in a position to take advantage of unique opportunities to further increase the rate of our revenue growth.  In order to have the door open for those opportunities, we filed an S-3 Shelf Registration with the SEC today.  Once declared effective by the SEC, the registration statement will provide for the sale of up to 75 million of securities from time to time at the company's discretion.  It's important to note, we have no current need to add cash.  And no plan to access the capital markets at this time.  We believe we can successfully implement all the current operational efforts within the cash flow of the business, including the strategies on manufacturing and tax strategies just discussed.  Our intention is to have the shelf available in the event of a strategic opportunity to enhance the growth rate of our business for acquired technologies associated with our core business and strategic vision, which is a narrow focus, lenses that are implanted within the eye.  Although no such plans are imminent, we will be prepared, if and when such an opportunity should arise.  I would hope that this management team has shown that we have guided our financial matters with a steady hand for the past three years, and thus, should have established the level of trust in this area.

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So to summarize, we had a terrific quarter with quite strong revenue and financial results and are confident about the outlook for our continued growth and expanded profitability during 2011.  With this success, we are also focused on positioning the company for the next phase of our growth and development through well thought out strategic initiatives.  As always, we're committed to enhancing value for our shareholders, and look forward to our progress through the remainder of 2011 and beyond.

Before we turn the call over for questions and answers, I'd like to once again thank the STAAR employees for their continued hard work and dedication.  I'd also like to express our gratitude to our customers and shareholders for their long-time support of the company.  We will be presenting at the Canaccord Genuity Growth Conference in Boston next Tuesday, and are finalizing plans for some additional investor meetings around the country during the month of August.  Now that the company is in this new phase of expanding growth and improved profitability, we're anxious to share our growth story with the investment community.  We have good momentum and a solid plan for growth, not just in 2011, but beyond.  We look forward to providing those updates on our growth progress throughout the year.

With that, I think we're ready for questions. Operator, can you please open the lines?

Operator:
Thank you, sir.  Ladies and gentlemen, we will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone.  If you need to withdraw your question, press the star, followed by the two, and if you're using speaker equipment today, you'll need to lift your handset before making your selection.

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Our first question comes from the line of Joanne Wuensch with BMO Capital Markets. Please go ahead.

Joanne Wuensch:	Wonderful. Thank you for taking my question, and very nice job, Barry.

Barry Caldwell:	Thank you, Joanne.

Joanne Wuensch:	Two quick questions; one's housekeeping. Foreign exchange, what was that contribution in the quarter?

Deborah Andrews:	In terms of revenue or that's in other foreign exchange transactions?

Joanne Wuensch:	Revenue and gross margins, please.

Deborah Andrews:	Okay. It was $500,000 for the quarter and a million dollars for the six months.

Joanne Wensch:	Okay. And gross margin impact, any way to quantify that?

Deborah Andrews:	I don't have a gross margin off the top of my head. It's -- boy, I think about probably, you know, 30% of that.

Joanne Wuensch:	Okay. And how are -- can you give us a little bit of an update on US Visian ICL sales, what do they look like in the quarter and how are they tracking?

Barry Caldwell:
Yes.  Thank you, Joanne.  We have, as you know, first quarter our civilian sales were up about 12%.  During the second quarter they were actually up 24%.  The side of the business in the US that we've been most affected by is the military, and again, it's because of a couple of leading surgeons who have left the service, first quarter our military sales were down 57%; second quarter that decreased to being down 34%.  Now we do expect one of our major implanters to be back in service in the second quarter of this year, so we expect to see that growth return.

Joanne Wuensch:	And, I have to ask, how are we doing at the FDA with the Toric Visian lens?

Barry Caldwell:
We last responded to a question from the FDA on the Toric ICL about four weeks ago, I think, Joanne, and there was a real strong sense of urgency to get that question in on that date and we have not heard anything since.

Joanne Wuensch:	Wonderful. Thank you very much.

Barry Caldwell:	Thank you, Joanne.

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Operator:	Thank you. Our next question comes from the line of Chris Cooley with Stephens. Please go ahead.

Chris Cooley:	Good afternoon, Barry and Deborah. Congratulations to you and your team on yet another great quarter.

Barry Caldwell:	Thanks, Chris.

Chris Cooley:
If I may, just a couple of quick ones.  When I look at the back half of the year, you know, clearly you've raised guidance for the Visian ICL after tremendous growth in the 2Q.  Can you help us think about how much of that step up in guidance comes from acceleration in the base with the new product flow versus what you might add via new customers or specifically maybe Shinagawa in the back half?  And then I have a follow-up. Thanks.

Barry Caldwell:
Okay.  Good, good.  You know, first of all I would say, remember the first half of the year we have been rolling out the V4b, which has the expanded range, and as Deborah said, in those countries where we've introduced that product, we saw a 7% increase there just from that expanded range treatment area.  Now that's still not been rolled out totally but the second half of the year in those countries which have not yet had the 'b', we're going to move them straight to the 'c', which has the CentraFLOW Technology.  We continue to see this month the same kind of growth rate that we'd seen in the first half of the year in ICLs, so, you know, we can only expect that third quarter will be about the same but fourth quarter I would expect it to be higher given that we'll have a full quarter of the V4c.  As Deborah said, we are implanting 100 eyes in order to get some data for marketing release, and we're going to do that marketing release at the European Society of Cataract and Refractive Surgery, meaning in September, so it will be available in about 27 European countries after that release for the fourth quarter.

Chris Cooley:
Okay.  Super.  And then maybe just kind of shifting gears, when we think about the core IOL business, it's great to see the NanoFLEX up there in line with market rates of growth and building some momentum there - can you help us just kind of think about what you're expecting and the benefit of that now that you have both the Toric and just the core myopic indication there when you think about that pairing in Europe and abroad?  Thanks.

Barry Caldwell:
Right.  You know, in the second half we do have the NanoFLEX product which we'll start seeing shipments this month to Europe.  We did the training during the second quarter for NanoFLEX.  Again, those are, you know, probably about seven different key countries that we'll start in.  They've not had the NanoFLEX product before and that's why we had to go through the training.  But we do see a very good trend in our US business with our Toric IOL, and as you mentioned, our NanoFLEX IOL.  In our Japan IOL business, we're seeing continued growth in the preloaded silicone IOL, and that's done quite well.

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Chris Cooley:	May I ask, please, one other quick one in and then I'll hop back in queue?

Barry Caldwell:	Sure.

Chris Cooley:
Just when you talk about, maybe could you just provide a little bit of color in terms of what you have to do in terms of managing the inventory and the manufacturing build as you're launching these new products, kind of how you're keeping an eye on that?  And then similarly, do you feel that you have sufficient direct sales infrastructure right now because clearly your growth rates are starting to pick up - any thoughts there to adding to the number of feet on the street either domestically or abroad as you start to drive all these new products?  And congratulations again on another good quarter.

Barry Caldwell:
Sure, [talk over].  Yes.  And Chris, let me go back.  I did not comment about the Shinagawa question you had, and I should update since we talked about that center in Japan before.  I was in Japan with Dr. Rob Rivera, and he trained four different surgeons in surgery, and we got that kicked off at the Shinagawa Center about three weeks ago.  We're looking, and this ties right into your question about adding personnel, we're looking to add some sales and marketing additional headcount in Japan just to take care of what we anticipate the opportunities we have at both Shinagawa and Optical Express within Japan.  We've also, as Deborah said, extended an offer, and it's been accepted for a new sales director in the Latin America area, and you may recall that during the first quarter we hired a sales director in the UK, because we think there's much potential in two or three of the countries under his direction there.

I think in the rest of the world, and particularly in the US, until we get some additional approvals or products for our reps to sell, I think we're happy with the level of representation that we have right now.  I think that would drive a potential increase in more reps at this time.  As you know last year we did increase five new sales reps in the US and we continue to evaluate the progress and the return on that investment to determine how long it does take for that dollar to be returned.  And it is looking quite well now.  The first six to nine months, you know, it was difficult, but once those reps got their feet planted solidly with our product line they seem to do quite well [inaudible].

Chris Cooley:	Super. Congratulations again on a good quarter.

Barry Caldwell:	Thank you.

Operator:	Thank you. Our next question comes from the line of Bruce Jackson with Morgan Joseph TriArtisan. Please go ahead.

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Bruce Jackson:	Hi, thanks for taking my question.

Barry Caldwell:	Hi, Bruce.

Bruce Jackson:	Hi. With the gross margin expansion you mentioned, product mix as being one positive factor, were there any other positive factors in terms of the gross margin expansion?

Barry Caldwell:
Well, you know, we've continued to work on our cost of goods and, you know, we've done things in the production area that have been helpful both in Japan, the US and in Switzerland.  Those have lowered some of our cost of goods but our prices have been holding around the world, and despite, again, the NTIOL expiration in the US, our IOL sales prices continue to hold where they were.  So that, combined with -- you know, but one of the things Deborah mentioned is the increased Toric IOL sales in the US, those are higher margin sales for us, so that's quite helpful.  The mix and the cost of goods, both areas, Bruce, I think were helpful.

Bruce Jackson:	Okay. And then you're also doing some direct-to-consumer advertising tests, and I was wondering if you had any update on those?

Barry Caldwell:
Yes, we are, in actually three different areas.  You know, we did do the movie theaters in four different cities in the US.  We've also taken both the first and second rounds of the 20 second, 30 second videos that we did comparing the ICL to LASIK, and we've translated that into 11 languages now, and we're using that around the world, in different websites, with both physicians and with our distributors.  And then, in Korea, our -- this is the second peak season for them, and last month they began a new movie theater campaign centered on the ICL and the benefits that it brings.  So, we're still evaluating that movie theater campaign in the US, and we're able to do that because we had consumers register on our website and we're continuing to track the period of time it takes them to make a decision and when they actually do make a decision to have an ICL implanted.  So we're continuing to work, we're continuing to experiment.  We do think we see some benefits coming from what we're doing, and we're just trying to understand it better so we can maximize the potential in the most effective manner.

Bruce Jackson:	Okay, that's it for me. Nice quarter.

Barry Caldwell:	Thank you, Bruce.

Operator:	Thank you. Our next question comes from the line of Raymond Myers with the Benchmark Company. Please go ahead.

Raymond Myers:	Yes. Thank you for taking the question. Congratulations, Deborah and Barry.

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Speakers:	Thank you, Ray.

Raymond Myers:	Nice work. Can we assume that Korea is back to the normal stocking order pattern of second and fourth quarters?

Barry Caldwell:
The demand from Korea is quite high.  You know, one of the things Deborah pointed out I think in her comments, and I think it's very helpful to see that six of our top 10 markets in the second quarter grew in excess of 48%.  So one of the things I think we're starting to see, Ray, is we're starting to see some other little Koreas pop up.  Because the demand in some of those countries, like China, India, though on a lower dollar amount at this point, Japan, Germany, those countries are starting to show very strong growth rates.  So it wasn't -- we're not -- you know, I think we're getting away -- a little bit away from the period of time where it was one country that could impact our sales from quarter to quarter.  We now see several different countries in which the expansion has just leap-frogged.

Raymond Myers:	Yes, one of those countries I was going to ask you about was the progress in Australia. I know you've made some good progress with distributors there - could you update us on that?

Barry Caldwell:
Yes, Australia is a smaller market, but it's a good average priced selling market.  As you know, we went -- we moved from a direct model to a distributor model in Australia, and I would say they're still in the startup mode.  They did have an inventory of product that they got in the ICL line in the transfer and they're still working off of that inventory currently.

Raymond Myers:	And does that contribute to the lower rate of sales and marketing expense that you had in the first half of 2011 versus the second half of last year?

Barry Caldwell:	Well it does in second quarter to some degree, you're exactly right.

Raymond Myers:	Okay. Good, that makes sense.

Deborah Andrews:	[Talk over] see that more fully in the third and fourth quarters because we had severance payments and things like that in the second quarter.

Raymond Myers:	So we'll see even lower sales and marketing in the third and fourth quarter?

Deborah Andrews:	Well, yes.

Raymond Myers:	Very good. Next, Deborah, remind us what our tax NOLs are in the United States.

Deborah Andrews:	$128 million.

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Barry Caldwell:	And we worked hard to get those.

Raymond Myers:
So -- yes.  Great.  Let's talk for a minute on Shinagawa.  You've trained four surgeons, that might not seem like a lot to people, but can we describe -- describe what Shinagawa is and how many surgeries these four surgeons do.  And what kind of revenue potential does that represent, let’s say on an annualized basis?

Barry Caldwell:
Well, first of all, the Shinagawa Eye Center in Japan does over 100,000 refractive procedures a year.  Now, any center that's not doing ICLs will be turning certain patients away that just don't qualify for LASIK.  Most of those patients do qualify for the ICL.  Now it's -- you know, obviously with that amount of patients they have logistical issues with patient flow.  They manage their patient flows so well.  We also took with us, in addition to Rob Rivera, we took the CEO from Barnet Dulaney in Arizona to spend time with them on the business side and on the logistic side, and what we see developing there is that they're likely to focus their ICLs, like on Monday, Tuesday, Wednesday of the week, and over the weekend, which is where they have a heavy amount of patient flow, focus on their LASIK patients on the weekend, and that sounds like a real good logistical way to work through patient flow.  We had discussions, and very good business discussions, with Dr. Tomita there; he spent basically three full days with us and his staff, and, you know, we're clearly talking about converting in the range of anywhere from 10 to 30% of their patient flow to the ICL.  And I think they also understood from our trip the increased profitability that can bring to the Shinagawa Eye Center.

Raymond Myers:	So this is partially a product that's better for patients in certain cases as well as a product that drives more revenue for Shinagawa.

Barry Caldwell:	That's correct. Though I think I might argue that it's better for all patients.

Raymond Myers:	Yes, sure. So of the four surgeons that are trained, is that enough or [talk over]

Barry Caldwell:
Oh no.  No, no, no.  Yes, that's just the start, sorry, and that's part of the reason that we're looking to hire additional staff in Japan is to help manage this, to help train more.  We will -- will likely use some surgeons both in Japan and maybe even, you know, we talked to Dr. Rivera, he's certainly open to going back two or three more times to not only just train more surgeons but to continue to improve their efficiencies and how well their procedural knowledge is with the technology.

Operator:	Thank you. Our next question comes from the line of Joe Munda with Sidoti & Company. Please go ahead.

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Joe Munda:	Good afternoon, guys. Thanks for taking my call. Congratulations on a good quarter.

Barry Caldwell:	Thanks, Joe.

Joe Munda:	Real quick, some piggyback questions on some of the questions that were asked. Barry, can you comment a little bit more on what the ad spend was in Korea for the quarter?

Barry Caldwell:	The ad spend?

Joe Munda:	Yes, the ad spend.

Barry Caldwell:	You said in Korea.

Joe Munda:	Yes, in Korea.

Barry Caldwell:	That is all dollars that are spent by our distributor in Korea, Woo Jeon

Joe Munda:	Okay.

Barry Caldwell:	And I think I'd previously said they have a budget of nearly $900,000 for this year regarding the ICL alone.

Joe Munda:	Right. Also, you guys had mentioned the consolidated manufacturing, can we assume some restructuring charges going forward and are they going to P&L?

Deborah Andrews:
Yes, we will over time, you know, over the three year period have some restructuring charges related -- you know, largely related to severance and probably leases and other things.  But those were all included in the $6 million number I gave to you upfront.

Barry Caldwell:	Right.

Joe Munda:	Okay. And that 1 million in capex just to expand the facility that you're going to move the manufacturing to?

Deborah Andrews:	Exactly.

Joe Munda:	Okay. Also, I mean you guys are building up cash, 13 million, you just filed the shelf of 75, now, what do you see going forward? What are you guys going to do with the cash?

Barry Caldwell:
Well I think, you know, what -- we're going to run a balance here, Joe, between investing to continue to grow our business.  I think both Deborah and I are comfortable with our cash level.  I think we've said before that our level of comfortability was about the 10 million mark.  So obviously -- you know, we want to balance our results too in terms of the bottom line but we'll invest to grow our revenues where we see that it makes sense.  And, you know, I think we've shown that by, though we didn't originally plan, we're hiring a new sales director in Latin America and also these new personnel that we're going to hire in sales and marketing in Japan, those were not in our budget nor did we think of those at the beginning of the year.  But as we move along and we have the ability to invest more in our growth, we'll do that.

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Deborah Andrews:	And just to be clear, you know, the shelf is reserved for strategic opportunities. This other stuff, the manufacturing consolidation will be done through operating cash flows.

Joe Munda:	Okay. Any possibility of a dividend?

Barry Caldwell:	I don't think we're looking at a dividend at this point in time.

Joe Munda:
Okay.  And just touching off on another question that was asked - how should we look at tax rate going forward?  I mean can we use the rate that you guys used in the second quarter and flat-line it out for modeling purposes?

Deborah Andrews:
Well, I mean, you know, as -- obviously -- well, our goal is to get that number down.  You'll see as our pretax income increases, the rate, it was 50% I think in the first quarter, and, you know, you should see that rate decrease as our pretax income increases.

Barry Caldwell:	And so much of that, Joe, varies by where the business comes from. You know, we're paying most of those taxes in Switzerland.

Deborah Andrews:	Mm-hmm.

Barry Caldwell:	So the more ICL sales we have, then the more vulnerable we are to tax in Switzerland.

Operator:	Thank you. Our next question comes from the line of Larry Haimovitch with HMTC. Please go ahead.

Larry Haimovich:	Barry, first of all, congratulations on a tremendous performance.

Barry Caldwell:	Thank you, Larry.

Larry Haimovitch:	You haven't mentioned the CAST study or any of those studies that had been prominent in recent months. Can you give us an update there please?

Barry Caldwell:	Oh, I'm sorry. I thought I did when I said FDA.

Larry Haimovich:	Perhaps I missed it. It's possible I missed it.

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Barry Caldwell:	No, no, no, I'm just -- I was just kidding.

Larry Haimovich:	Okay.

Barry Caldwell:	No, our protocol...

Larry Haimovich:	You got me.

Barry Caldwell:
Our protocol for that remains with the FDA.  Like, you know, a lot of stuff is.  So we're continuing to work through that.  We're also using our blended vision, particularly focused in the US, but we will continue to roll that out in Europe as we start shipping the NanoFLEX in Europe in the third quarter.  We did train our distributors during the second quarter on blended vision and NanoFLEX, so I think they're ready to go.  So, until we can get the CAST up and going we'll continue to work the blended vision approach.

Larry Haimovich:	Barry, can a doctor today in the US, for a patient that's going to have a bilateral procedure, do one lens for distance and one lens for reading off-label?

Barry Caldwell:	Yes, he can.

Larry Haimovich:	So that -- obviously that's delicate for you to market it that way but doctors can in fact do that. So that could be a positive couldn't it?

Barry Caldwell:	Correct, absolutely. That's certainly, and the surgeon’s prerogative to do that.

Larry Haimovich:	Are you aware of any of that going on?

Barry Caldwell:	Yes, yes.

Larry Haimovich:
Okay, great.  Next question, I think you'd mentioned spending 6 million to get up to the planned consolidations and everything else, when you hit 2014 can you estimate what the annual savings is?  You did throw a number out of 100 million, I think, during the call, but can you break that down a little bit more?

Barry Caldwell:
Well, let me just kind of generically say, for that period of 2014 to 2021, we're talking about a minimum of $100 million in savings.  Now initially the majority of those savings come from the consolidation but then as the tax benefits start maybe two to three years in, then those start to ramp up.  So, you know, we will get to the later years up near to 20 million a year in terms of improvement on net profit line.

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Larry Haimovich:
Okay.  And Barry, my final question then I'll jump back in the queue, is on acquisitions.  Obviously it's a little early yet for you to perhaps have completely refined your strategy, these acquisitions that you're looking at could range from what one CEO, once affectionately called 'high school science projects,' you know, very early on to potentially acquiring, you know, revenue producing, income producing product - can you give us any guidelines at all on what you might think about in terms of the acquisitions or is it just too early for you to really talk about it in any detail?

Barry Caldwell:
Well I think I could comment that the answer would be yes and yes in terms of the wide bandwidth you had in terms of where the technology could be. Obviously on the lower end where it's a high school scientific project the cost of that's going to be very low, and on the other end very high.  I think what's most important for us though is that at this point in time in our history our focus has got to be very narrow, and it has to be limited to technology, to lenses that go inside the eye.  We're not going to look beyond that in terms of any potential acquisition that we might consider.

Larry Haimovich:	Great. Okay. Thanks, Barry.

Barry Caldwell:	Thank you, Larry.

Operator:
Thank you.  Ladies and gentlemen, if there are any remaining questions at this time, please press the star, one on your touch tone phone.  As a reminder, if you're using speaker equipment today, you'll need to lift the handset before making your selection.  One moment please for our next question.

And our next question comes from the line of Michael Lyons, a Private Investor. Please go ahead.

Michael Lyons:	Congratulations again.

Barry Caldwell:	Thanks, Mike.

Michael Lyons:	Okay. Barry, I've got several questions. Just recently in the New York Times there was an article about the FDA, the medical device companies and the 510(k) process, approval process.

Barry Caldwell:	Right.

Michael Lyons:	And it's supposed to be completely revamped because of the problems with the hip replacement surgeries - and aren't we under the 510(k) with the Visian Toric?

Barry Caldwell:	Mike, no, we're not. That's a supplement to a PMA on the Toric ICL.

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Michael Lyons:	Oh, okay. I thought it was a similar product to the ICL and then [talk over]

Barry Caldwell:	It is but the ICL was a PMA so this is a supplement to that.

Michael Lyons:	Okay. And then next question, I believe it was last February or the second quarter of 2010 when we got FDA approval in Japan for the original Visian lens.

Barry Caldwell:	Yes.

Michael Lyons:	And at that time I believe it was said that we should get -- we should see approval for the Toric about one year later, wasn't that right?

Barry Caldwell:
Well I think we've updated since then.  I don't recall what was said in February of 2010, but we have updated along the line our progress with PMDA.  We currently -- they have a clinical audit planned at our facility late August, maybe, like, the 26th or 27th of August.  So we've continued to work with PMDA.  I think, Mike, one of the things also that happened in the time frame you're speaking, remember we had so many questions from the FDA on the Toric, we consciously made the decision that some of that had to be put on the back burner while we focused with the FDA, so that did adversely affect our timeline a little bit.  That was our own doing, not the PMDA.  But we have been saying this year that, you know, we think approval for Toric could come either late this year or early next year in Japan.

Michael Lyons:	Right. Will that approval also be the new one you're talking about, the new CentraFLOW?

Barry Caldwell:	It will not.

Michael Lyons:	Oh.

Barry Caldwell:
Good question.  No, it will not.  You know, in some of these more heavily regulated countries like Japan, like the US, it will take a separate submission and likely separate clinical data in order to get it approved.

Michael Lyons:	Right. Which was my next question for the Visian in the US - so CentraFLOW, can we go under a 510(k) for that or do we have...

Barry Caldwell:
No.  Yes, we cannot go under a 510(k).  There are some other avenues though that we are pursuing.  We did originally approach the FDA on the CentraFLOW a little bit over a year ago.  They gave us some guidelines at that point in time.  We do intend to go back to them with some additional data here in the short term to see what their response might be in terms of basically just a manufacturing change to the current ICL which would include the KS-AquaPORT in the center.

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Michael Lyons:	Right, okay. And then the last question is, how are we doing with the preloaded silicone injector?:

Barry Caldwell:
Well that goes back to Larry's question, and those three letters, FDA.  It's still within the FDA.  We're still waiting.  We have several times been told this was the final question.  I think the last time we responded to the question with the FDA on preloaded silicone was about six weeks ago.

Michael Lyons:	Wow. Well nonetheless, I think it's -- you know, we're coming and doing it, so I'm holding the line.

Barry Caldwell:	Thanks, Mike. Good talking to you.

Michael Lyons:	Okay. Bye-bye.

Operator:	Thank you. At this time I'd like to turn the conference back to management for closing remarks.

Barry Caldwell:
Thank you for participating on our call today.  We look forward to seeing many of you at the Canaccord Genuity Growth Conference on Tuesday of next week, and to update you on our progress during our third quarter call in November.  Good afternoon and thank you for your continued support of STAAR Surgical.  Doug?

Doug Sherk:
A registration statement relating to the securities that we've discussed on this call has been filed with the SEC but has not yet become effective.  These securities may not be sold, nor may offers to buy be accepted prior to the time that the registration statement becomes effective.  This is not an offer to sell or the solicitation of an offer to buy.  A copy of the final prospectus and prospectus supplement relating to any offering under the registration statement will be filed with the SEC and can be obtained when available by contacting STAAR Surgical Company, 1911 Walker Avenue, Monrovia, CA 91016.  Operator, thank you very much, and if you'd read the replay instructions.

Operator:
Thank you.  Ladies and gentlemen, if you'd like to listen to a replay of today's conference, please dial 1-800-406-7325 or 303-590-3030, and enter the access code of 4455501, followed by the pound sign.  Thank you for your participation.  You may now disconnect.

END

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